Exhibit 10.66

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220

May 9, 2012

Jeffrey J. Hurd, Esq.

Senior Vice President –

Human Resources and Communications

American International Group, Inc.

180 Maiden Lane

22nd Floor

New York, NY 10038-4925

Re:                             Proposed Compensation Structures for Certain Executive Officers and Most Highly Compensated Employees (“Covered Employees 26 – 100”)

Dear Mr. Hurd:

Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”),(1) the Office of the Special Master has completed its review of the 2012 compensation submission by American International Group, Inc. (“AIG” or the “Company”), on behalf of employees who are either executive officers of AIG or one of AIG’s 100 most highly compensated employees, excluding those employees subject to Section 30.10 of the Rule (“Covered Employees 26 – 100” or “Covered Employees”).

The Office of the Special Master’s compensation reviews for Covered Employees 26 – 100 differ from the reviews of AIG’s “top 25” employees, which addressed individual “amounts payable” to those employees, 31 C.F.R. § 30.16(a)(3)(i). For Covered Employees 26 – 100, the Rule does not require individual payment determinations; instead, the Office of the Special Master must determine only whether the proposed compensation structures “will or may result in payments that are inconsistent with the purposes of Section 111 of EESA or TARP, or are otherwise contrary to the public interest” (as applied to Covered Employees 26 – 100 of AIG, the “public interest standard”). Id. § 30.16(a)(3)(ii).

On December 11, 2009, April 16, 2010, and April 8, 2011, the Office of the Special Master issued determinations relating to compensation structures for AIG’s 2009, 2010, and 2011 Covered Employees 26 – 100, respectively (the “Prior Determinations”). The Prior Determinations were informed by a number of considerations, including each of the six principles (the “principles”) articulated in the Rule: avoid incentives to take excessive risk, maximize the company’s ability to repay the taxpayer, appropriately allocate the components of compensation, use performance-based compensation, employ pay structures and amounts that are consistent with those at comparable entities, and base pay on the employee’s contribution to the value of the TARP recipient enterprise. Id. § 30.16(b)(1). The Office of the Special Master has concluded that these principles must continue to apply in 2012.

In order to apply the principles and ensure that the compensation structures for AIG’s Covered Employees 26-100 satisfy the public interest standard, the Office of the Special Master has developed

(1) The Interim Final Rule and all determination letters issued by the Office of the Special Master are available at www.financialstability.gov (click on “Executive Compensation”).

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certain terms and conditions relating to the components and the allocation of compensation for Covered Employees that must be satisfied. These terms and conditions emphasize allocating significant portions of compensation to long-term structures tied to AIG’s overall value, using structures that are performance-based and easily understood by shareholders, and protecting the Company’s ability to remain a competitive enterprise and ultimately repay the taxpayers.

The Office of the Special Master has determined that compensation structures that satisfy the terms and conditions described in Annex A are consistent with the public interest standard. AIG’s proposed compensation structures, with minor modifications, are consistent with these terms and conditions, which generally require that:

•                  Compensation may be provided in three primary components: cash salary, stock salary, and incentive compensation. The amounts and conditions of the components for each Covered Employee will be determined by AIG’s compensation committee.

•                  A significant portion of compensation must be performance-based. Fixed compensation must be limited to 40% of total direct compensation payable and consist only of cash salaries and stock salaries at levels sufficient to attract and retain employees and provide a reasonable level of liquidity. Cash salaries should not exceed $500,000 per year, except in exceptional cases for good cause shown, as certified by the Company’s independent compensation committee.

•                  Compensation must emphasize long-term results. Payment and transferability of at least 50% of any incentive payment to a Covered Employee must be deferred for at least three years. In addition, at least 50% of all incentives must be in the form of equity in the Company. Finally, at least 50% of all cash incentive awards must be deferred for a minimum period of one year.

•                  Incentive payments may be made if–and only if–the payments are appropriate in light of AIG’s overall circumstances and the particular Covered Employee achieves objective performance metrics. The total value of all incentive compensation payments cannot exceed a specified percentage of the company’s eligible earnings, to be determined by the compensation committee. Incentive payments must be subject to “clawback” if the performance assessment resulting in the compensation is later discovered to be inaccurate. (For a further discussion of incentive compensation, see the third bullet in Item 1 of Annex A.)

In addition, compensation structures for Covered Employees 26 – 100 continue to be subject to the additional limitations on perquisites, severance benefits, hedging transactions, tax “gross-ups” and supplemental executive retirement plans described in Annex A.

The Office of the Special Master’s determinations are limited to the compensation structures described in Annex A, and shall not be relied upon with respect to any other employee. The determinations have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, and the absence of any material misstatement or omission in such materials. Pursuant to the Rule, AIG may, within 30 days of the date hereof, request in

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writing that the Office of the Special Master reconsider the determinations set forth in Annex A. If the Company does not request reconsideration within 30 days, these initial determinations will be treated as final determinations. Id. § 30.16(c)(1).

Very truly yours,

/s/ Patricia Geoghegan
Patricia Geoghegan
Office of the Special Master
for TARP Executive Compensation
Enclosures
cc:	Mitchell D. Schultz
Jacqueline Aguanno
Marc R. Trevino, Esq.

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ANNEX A

APPROVED 2012 COMPENSATION STRUCTURES

This Annex sets forth terms and conditions for the 2012 compensation structures for AIG’s 2012 Covered Employees 26 – 100. For the avoidance of doubt, if the compensation structure for a Covered Employee fits within the $500,000 “safe harbor” exemption set forth in Section 30.16(a)(3)(ii) of the Rule, the Office of the Special Master’s approval is not required for that employee’s compensation structure and the terms and conditions specified below do not apply. Capitalized terms used in this Annex have the meaning given to them in the preceding letter. To the extent that AIG’s proposed structures do not satisfy the principles and these terms and conditions, AIG must make such modifications as are necessary to comply with such principles and terms and conditions.

1.     Primary Components of Compensation

•                  Cash salary. Covered Employees should not receive cash salaries in excess of $500,000, other than in exceptional circumstances for good cause shown. Any such exceptions must be individually certified to the Office of the Special Master by AIG’s compensation committee, which is composed solely of independent directors.

•                Stock salary. Stock salary must be determined as a dollar amount through the date salary is earned, be accrued at the same time or times as the salary would otherwise be paid in cash, and vest immediately upon grant, with the number of shares or units based on the fair market value on the date of grant. Whether a grant or payment that is labeled stock salary is salary or a bonus for purposes of the Rule is determined based on all the facts and circumstances.

•                  Incentive compensation. Under any incentive compensation structure, payments to a Covered Employee must be conditioned upon achievement of objective performance criteria (other than continued service), with such achievement to be assessed and certified by the compensation committee. Performance criteria must be developed by the compensation committee and may be reviewed by the Office of the Special Master. The aggregate amount of incentives paid to Covered Employees for performance achieved only in 2012 may not exceed a specified percentage of AIG’s eligible earnings. The amount and calculation of such eligible earnings will be determined by the compensation committee and may be reviewed by the Office of the Special Master.

2.     Allocation Rules

•                  Application of allocation rules. The allocation rules apply to each Covered Employee’s 2012 “total direct compensation payable,” which is equal to the sum of the amounts potentially payable to a Covered Employee (1) in 2012 cash salary, (2) in 2012 stock salary, or (3) under 2012 incentive plans. For purposes of these determinations, 2012 incentive plans are plans for which incentives are earned (a) solely with respect to 2012, and (b) under a multi-year incentive plan established in 2012. Compliance with the allocation rules is to be assessed based on a Covered Employee’s total direct compensation payable as designed and established in 2012, assuming that the target level of achievement under each incentive plan is reached.

•                  Cash Salary and Stock Salary allocation. Compensation payable as cash salary and stock salary may constitute no more than 40% of the total direct compensation payable to each Covered Employee in 2012.

•                  Incentive allocation. A minimum of 60% of the total direct compensation payable to each Covered Employee in 2012 must be allocated to performance-based incentive awards assuming

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that the target level of achievement is reached. No payment or equity award under a 2012 incentive plan may be made prior to the conclusion of the applicable performance period.

•                  Long-term allocation. Payment and transferability of least 50% of all performance-based incentive awards must be deferred for at least a three-year period. Pro rata release of such amounts is permitted, allowing two-thirds of such amount to become payable and transferable not earlier than the second anniversary of the date of the award and the last third of such amount to become payable and transferable on the third anniversary of the award. In addition, at least 50% of all performance-based incentive awards payable in the form of cash may not be paid prior to the first anniversary of grant.

•                  Equity allocation. At least 50% of all performance-based incentive awards must be delivered in the form of equity in the Company.

•                  Satisfying incentive allocations. The aggregate 2012 performance-based incentives actually paid or awarded to each Covered Employee must satisfy the above long-term and equity allocation requirements. If several incentive plans are in existence, this can be achieved either (1) by ensuring that the aggregate cash paid and equity awarded to a Covered Employee pursuant to each incentive plan separately satisfies the long-term and equity allocation requirements, or (2) by having one incentive compensation target package that complies with the allocation requirements and giving each Covered Employee a “scorecard” consisting of multiple goals; achievement against those goals would be evaluated resulting in an overall score, which would determine the percentage of the target that the Covered Employee had earned.

3.     Additional Terms and Conditions

•                  Stock compensation generally. For purposes of these determinations, “stock” compensation includes AIG common stock or common stock units.(2) Notwithstanding the transferability restrictions otherwise applicable to any stock compensation, (1) an amount of stock sufficient to cover an employee’s tax withholding obligations may become immediately transferable to the extent necessary to satisfy the employee’s obligations, and (2) to the extent permitted by the Rule, stock may become immediately transferable upon an employee’s death or separation from service resulting from disability, as defined in the Company’s broad-based long-term disability plan.

•                  Clawbacks and hedging. Any incentive payment must be subject to “clawback” if the payment or the amount thereof was based on materially inaccurate financial statements (which term includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, or if the Covered Employee is terminated due to misconduct that occurred during the period the incentive was earned. In addition, the compensation structure for each Covered Employee must prohibit the employee from engaging in any hedging, derivative or similar transaction with respect to Company stock that would undermine the long-term performance incentives created by the compensation structures set forth in this Annex.

•                  Employees entering the “top 25”. If AIG reasonably concludes that a Covered Employee may become one of the “top 25” employees in 2013, the compensation structure for that Covered Employee will be subject to the following additional terms and conditions to assure compliance with pertinent statutory and regulatory requirements. Any payment under a 2009, 2010, 2011, or

(2) Consistent with 2011, AIG has proposed the use of AIG common stock or common stock units for 2012 stock compensation, and the Office of the Special Master has approved this request.

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2012 incentive plan that would be payable to the Covered Employee in cash in the first quarter of 2013 consistent with the terms of this Annex, or any previous Annex relating to 2009, 2010, or 2011, may be paid on or before December 31, 2012. In addition, notwithstanding the other requirements of the related Annex, any incentive compensation for performance in 2009, 2010, 2011, or 2012 may be paid to the Covered Employee in the form of AIG common stock (but not stock units) that vests and is delivered on or before December 31, 2012, provided that the transferability of such stock shall be consistent with the structural principles of the related Annex. Finally, notwithstanding the other requirements of this Annex, up to one-third of the Covered Employee’s “annual compensation” for 2012 may be paid in the form of “long-term restricted stock,” as those terms are defined in the Rule. For the avoidance of doubt, all such payments continue to be subject to the applicable provisions in the related Annex regarding clawbacks and hedging.

•                  Severance. No 2012 compensation structure may establish the right to a “golden parachute” payment (as defined in the Rule) or permit an increase in the amount of such a payment under an already-existing arrangement.

4.     Other Components of Compensation

•                  Tax gross-ups. AIG is prohibited from providing (formally or informally) tax gross-ups to any of the Covered Employees, in the same manner as the gross-up prohibition applies to “top 25” employees under the Rule.

•                  Other compensation and perquisites. No more than $25,000 in total other compensation and perquisites, as defined by pertinent SEC regulations, may be provided to any Covered Employee, absent exceptional circumstances for good cause shown. Payments to Covered Employees under expatriate arrangements, not to exceed $350,000 per employee (excluding “tax equalization agreements” as defined in the Rule), are excluded from the limitation in the foregoing sentence.

•                  Supplemental executive retirement plans and non-qualified deferred compensation plans. No amounts may be accrued under supplemental executive retirement plans, and no Company contributions may be made to other “non-qualified deferred compensation” plans, as defined by pertinent SEC regulations, for any Covered Employee for 2012. For the avoidance of doubt, the foregoing limitation does not (1) apply to employee-funded elective deferral arrangements, or (2) preclude continuing recognition of age and service credit for Company employees for the purpose of vesting in previously accrued benefits under any plans referred to in this paragraph.

•                  Qualified plans. For the avoidance of doubt, the Office of the Special Master has determined that participation by the Covered Employees in broad-based, tax-qualified retirement and health and welfare plans is consistent with the public interest standard, and amounts contributed to or payable under such plans are not counted against the $25,000 limit on other compensation and perquisites.

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